UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2008

REHABCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (314) 863-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2008, Kevin J. Gross, age 53, was named Senior Vice President, Hospital Division of the RehabCare Group, Inc. (“the Company”).  Prior to joining the Company, from 2006 to 2007 Mr. Gross was Senior Vice President, Acute Care Hospitals for Universal Health Services, Inc.; President of the Oklahoma Division of Ardent Health Services, Inc. from 2004 to 2006; and President and Chief Executive Officer of United Regional Healthcare System from 2000 to 2004.

The Company provided an offer letter, dated May 27, 2008, to Mr. Gross, outlining certain conditions of Mr. Gross’ employment by the Company.  The offer letter was accepted by Mr. Gross and became effective on July 1, 2008, his first day of employment with the Company.

Mr. Gross will earn an initial base salary of $325,000.  He will also be eligible to participate in all of the other health, welfare, and retirement savings benefit plans that the Company makes available to its other senior executive officers, including the Executive Short-Term Incentive Plan and the Executive Long-Term Incentive Plan. The basic terms of these incentive plans were previously disclosed by the Company in its definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2008.  Mr. Gross’ target incentive under the 2008 Executive Short-Term Incentive Plan will be 45% of his base salary prorated based on his employment start date.  Mr. Gross’ target cash incentive under the 2008 – 2010 Executive Long-Term Incentive Plan will be 25% or his base salary prorated based on his employment start date.  Beginning in 2009, Mr. Gross will be eligible to participate in the equity component of the Executive Long-Term Incentive Plan.  Additionally, upon approval by the Company’s Board of Directors, Mr. Gross will be granted 10,000 shares of restricted stock, which will be subject to a 3-year cliff vesting requirement.

Effective July 1, 2008, the Company entered into a change in control termination agreement with Mr. Gross.  Under the terms of this agreement, upon his termination of employment for good reason or by the Company without cause prior to change in control, the Company will continue, for 12 months after the termination date, monthly payments equal to one-twelfth of Mr. Gross’ then-current salary and target bonus for the year in which the termination occurs. If Mr. Gross’ employment is terminated within two years after a change in control by him for good reason or by the Company without cause, he will be entitled to a lump-sum cash payment equal to 1.5 times his then current annual salary plus 1.5 times his target bonus in the year that the change in control occurs.  In addition, Mr. Gross will also be entitled to receive an amount equal to his target bonus percentage for the year that the change in control occurs multiplied by his then-current annual salary on the termination date, prorated for the portion of the year during which he was employed by the Company.

In any of the above-described pre-change in control terminations, Mr. Gross will also be entitled to the continuation of his health and welfare benefits for up to twelve months after the date of termination.  In the case of a termination after a change in control transaction, Mr. Gross will be entitled to the continuation of his health and welfare benefits for up to eighteen months after the date of termination. In either case, Mr. Gross will be entitled to executive-level outplacement services by a vendor selected by the Company.

If the value of the cash payments and the continuation or acceleration of benefits upon termination under any of the termination compensation agreements would subject the Mr. Gross to the payment of a federal excise tax as “excess parachute payments,” the Company will be required to make an additional “gross-up” payment to cover the additional taxes owed.

The agreement also contains non-compete and non-solicitation covenants that extend for one year after termination of employment as well as confidentiality provisions protecting the confidential data and information of the Company.

This description of the termination compensation agreement is qualified by reference to the complete agreement that is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits - See exhibit index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2008

REHABCARE GROUP, INC.

By: /s/	Jay W. Shreiner
Jay W. Shreiner
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer letter dated May 27, 2008 between the Company and Kevin J. Gross

10.2	Termination Compensation Agreement dated July 1, 2008 between the Company and Kevin J. Gross